EXHIBIT 10(o)

April 4, 1994

Mr. Bart Petrini
1767 Garland Road
Knoxville, TN 37922

Dear Bart:

I am pleased to present the following offer to become the Vice
President and General Manager of the Electron Device Group of
Richardson Electronics.

The details of our offer of employment are outlined below.

Position: The position being offered is that of Vice President and General Manager of the Electron Device Group.

Reporting Relationship: You will become a member of the executive staff and report directly to me.

Annual Base Salary: Your annual base salary will be set at $130,000. You will receive a performance appraisal and merit salary increase on an annual basis on the anniversary of the date of your employment.

Bonus Plan: You will have an opportunity to receive an incentive equal to fifty percent of your base salary based upon attainment of business unit and corporate objectives. This incentive will be paid on a quarterly basis. Fifty percent of this bonus will be guaranteed for the first year of employment and will be paid as an incentive to join the Company once your employment begins. A copy of the incentive plan as it currently exists is enclosed for your reference.

Company Automobile: You will be eligible to receive a company automobile. A copy of the executive automobile plan is enclosed. Please note that the current purchase price of an automobile under the plan is $33,000. All insurance, title, taxes, gasoline, maintenance and repairs are included as part of the plan.

Stock Options: I will recommend to the Stock Option Committee of the Board of Directors that 25,000 shares of Richardson Electronics common stock be granted to you as an incentive to join the Company. The price of the stock is based on the market closing price on the date the Board meets to authorize these options. This date will be no later than the next regularly scheduled meeting of the Board of Directors. These options are vested and exercisable at 20 percent per year as outlined in the enclosed information on the stock option plan. The stock option plan is subject to the approval of the Board of Directors.

Employee Benefits: In addition to the compensation package presented above, you will be eligible for participation in all employee benefit programs including medical, dental, life and disability insurance. You will also be eligible to participate in the Company's profit sharing, 401K plan, employee stock ownership plan, and employee stock purchase plan. A description of these plans is enclosed. Please note that our medical plan has a thirty day waiting period for all new employees.

You will be entitled 4 weeks vacation in each calendar year of your employment, prorated for any particular year.

Relocation: The enclosed employee relocation policy is available to you. Relocation should be coordinated with Joe Grill, Vice
President of Corporate Administration.

Effective Date:  As soon as possible and as mutually agreed upon.

I believe you will find the position of Vice President and General Manager of the Electron Device Group both challenging and rewarding. I am confident that you can make a significant contribution to the continued growth and success of Richardson Electronics. Please feel free to contact me or Joe Grill if you have any questions or concerns. I look forward to hearing from you soon.

Sincerely,

RICHARDSON ELECTRONICS, LTD.

/s/ Edward J. Richardson
Edward J. Richardson
Chairman & CEO

Accepted this 8 day of April 1994.

/s/ Bart Petrini